 Media Contact: Mark Polzin (314) 982-1758

EMERSON REPORTS FIRST QUARTER 2012 RESULTS

•         Sales decline 4 percent to $5.3 billion

•         Thailand flooding impact the leading cause of sales and profit decrease

•         Earnings per share down 21 percent to $0.50

ST. LOUIS, February 7, 2012 – Emerson (NYSE: EMR) today announced that net sales for the first quarter ended December 31, 2011, decreased 4 percent to $5.3 billion. Underlying sales also declined 4 percent, with the U.S. down 4 percent and total international sales down 3 percent. Supply chain disruptions because of the flooding in Thailand affected results significantly in Process Management and to a lesser extent in Network Power, in total delaying approximately $300 million in sales, most of which are expected to be recovered in 2012. Investment deferrals by U.S. telecommunications carriers, global HVAC channel inventory destocking, residential construction weakness in the U.S. and China, and European economic uncertainty also contributed to the sales decline.

The magnitude and abruptness of the sales decrease caused substantial volume deleverage as key long-term growth investments were maintained, resulting in operating profit margin deterioration of 220 basis points to 13.2 percent. Pretax earnings margin of 10.4 percent declined 250 basis points. Price actions in excess of materials cost increases and cost containment benefits partially offset the volume deleverage. Earnings per share decreased 21 percent to $0.50 compared with $0.63 in the first quarter of 2011.

“It was a very difficult first quarter of the new fiscal year. Given the momentum from our record performance in the fourth quarter of 2011, we expected to get the year off to a better start,” said Chairman and CEO David Farr. “Unfortunately, the headwinds were too strong and numerous to overcome. The good news is that most of these

-more-

challenges are temporary, and our businesses and end markets remain fundamentally solid. We continue to believe 2012 will be a good year with record financial performance.”

Operating cash flow of $334 million in the quarter increased 4 percent, as lower investment in working capital compared with the prior year quarter more than offset the earnings decline. A favorable outlook for the remainder of 2012 and beyond drove continued growth and technology investments, with $130 million in capital expenditures during the quarter. As a result, free cash flow of $204 million declined 15 percent from the prior year quarter.

“Despite the disappointing results this quarter, we continue to aggressively invest in opportunities that will drive sales growth in a weakening global economy and generate good returns for our shareholders. Emerson always has and always will focus on value creation over the long term,” Farr said. “Even when temporary setbacks occur, our employees, customers, and shareholders understand that we are committed to their long-term interests. We continue to make management decisions that position us to innovate, grow, and create sustainable value.”

Business Segment Highlights

Process Management results were significantly affected by supply chain disruption caused by flooding in Thailand that restricted availability of electronics components. The supply has been substantially restored and the overall impact to 2012 results should be minimal as we focus on reducing our record level of backlog over the next three quarters. Total and underlying sales decreased 1 percent, with the U.S. flat, Asia down 8 percent, and Europe up 6 percent, while orders in the quarter increased 15 percent. Segment margin of 12.4 percent declined 640 basis points, as the magnitude of the supply chain disruption caused substantial volume deleverage and unfavorable business mix. Strong order trends and backlog driven by robust oil and gas investment globally support a favorable outlook for the remainder of 2012.

Industrial Automation sales increased 2 percent during the quarter, reflecting stable capital goods demand across most end markets and favorable pricing. Underlying sales also grew 2 percent, with Europe up 5 percent, and Asia up 2 percent. Sales were flat in the U.S., with weakness in the hermetic motors business driven by a

-more-

sharp decline in compressor demand. The fluid automation, power generating alternators, and electrical distribution businesses led the growth, while the wind and solar energy businesses remained weak with no recovery expected in the near term. Segment margin declined 50 basis points to 14.8 percent, with unfavorable product mix and other cost increases offsetting containment benefits. Price actions more than offset materials cost increases, but not enough to maintain profit margins.

Network Power sales declined 10 percent, with the most significant weakness in telecommunications and information technology end markets. Underlying sales also decreased 10 percent, with the U.S. down 17 percent, Asia down 6 percent, and Europe down 10 percent. Demand in the embedded computing and power business declined substantially, as global customers were significantly affected by Thailand flooding, telecommunications and information technology end markets reflected broad weakness, and our product line rationalization continued. Global telecommunications markets were down, as U.S. carriers deferred infrastructure investment due to industry consolidation uncertainty, and China investment moderated due to government actions to reduce inflation. Global data center sales were down as well, impacted by strong growth in the prior year quarter and project timing. Segment margin of 8.2 percent decreased 270 basis points, as volume deleverage, unfavorable product mix, higher restructuring, and other cost increases were partially offset by materials containment and other cost reduction benefits. Unfortunately, performance in Network Power was very poor after strong results in the fourth quarter of 2011. Significant restructuring and recovery plans are being implemented, and orders in the last 30 days suggest a recovery is underway within the customer base.

Climate Technologies sales declined 9 percent during the quarter, with broad weakness across the segment. Underlying sales also decreased 9 percent, with the U.S. down 5 percent, Europe down 11 percent, and Asia down 21 percent. U.S. and China residential air conditioning end market deterioration was significantly worsened by channel inventory reductions, while European markets were also a challenge because of the struggling economy in the region. China residential and light commercial construction has weakened in the last five months as the government curtailed investments to restrain inflation – we do not anticipate much recovery in 2012.

-more-

Strong improvement in transportation resulted in stable growth in the global refrigeration business. Segment margin of 13.6 percent declined 160 basis points primarily due to volume deleverage and maintaining strategic growth investments. Materials cost increases were mostly offset by higher selling prices.

Tools and Storage sales grew 2 percent in the quarter, as demand in the non-residential construction-related businesses was strong. Underlying sales increased 5 percent and the divestiture of the heating products business deducted 3 percent. Segment margin of 21.2 percent expanded 40 basis points from the prior year quarter, as price actions, cost reductions, and divestiture mix benefit offset materials and other cost increases. Strengthening of consumer spending in home repair and upgrades should benefit the business in 2012.

2012 Outlook

Despite a challenging start to the year, the outlook for 2012 remains solid, with strong fundamentals in the industrial businesses, and management expectations for improvement in telecommunications and HVAC end markets and recovery from the Thailand flooding disruptions, supporting a favorable outlook. However, these considerations are tempered by deterioration in the European economy and mixed global economic indicators. Our annual investor conference will be held in New York City on February 14, when we will provide details on our outlook for 2012 and the next three years. We remain confident of delivering record results in 2012 as we take aggressive actions to achieve sales growth and protect operating margins, while also investing for future growth in a slower global economy.

Based on current economic conditions, the revised 2012 outlook is as follows:

•         Underlying sales and orders growth 4 to 6 percent

•         Reported sales growth 2 to 4 percent

•         Operating profit margin approximately 18 percent, and pretax margin approximately 15.5 percent

•         Restructuring expense increased to approximately $125 million

•         Tax rate approximately 31 percent

•         Earnings per share $3.45 to $3.60

-more-

•         Operating cash flow approximately $3.5 billion

•         Capital expenditures approximately $700 million

Emerson will provide business segment forecasts at the investor conference on February 14, 2012.

Upcoming Investor Events

Today at 2:00 p.m. ET (1:00 p.m. CT), Emerson senior management will discuss the first quarter results during an investor conference call. All interested parties may listen to the live conference call via the Internet by going to the Investor Relations area of Emerson’s website at www.Emerson.com/financial and completing a brief registration form. A replay of the conference call will be available for the next three months at the same location on the website.

On Tuesday, February 14, Emerson senior management will host the Company’s annual investor conference in New York City from 8:30 a.m. to noon ET. Access to a webcast of conference presentations, as well as the corresponding presentation slides, will be available in the Investor Relations area of Emerson’s website at www.Emerson.com/financial at the time of the event. A replay of the webcast and the presentation slides will be available for approximately one week at the same location on the website.

Details of upcoming events will be posted on the Events Calendar in the Investor Relations section of the Emerson website.

Forward-Looking and Cautionary Statements

Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth in the Company's most recent Form 10-K filed with the SEC.

(tables attached)

-more-

			TABLE 1
EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	Quarter Ended December 31,		Percent
	2010	2011	Change

Net Sales	$5,535	$5,309	(4%)
Costs and expenses:
Cost of sales	3,372	3,254
SG&A expenses	1,311	1,354
Other deductions, net	78	90
Interest expense, net	61	58
Earnings before income taxes	713	553	(23%)
Income taxes	222	172
Net earnings	491	381	(22%)
Less: Noncontrolling interests in earnings of
subsidiaries	11	10
Net earnings common stockholders	$480	$371	(23%)

Diluted avg. shares outstanding	758.1	738.3

Diluted earnings per common share	$0.63	$0.50	(21%)

	Quarter Ended December 31,
	2010	2011
Other deductions, net
Amortization of intangibles	$67	$58
Rationalization of operations	17	23
Other	(3)	11
Gains, net	(3)	(2)
Total	$78	$90

-more-

		TABLE 2
EMERSON AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended December 31,
	2010	2011
Assets
Cash and equivalents	$1,493	$2,076
Receivables, net	3,956	4,040
Inventories	2,207	2,317
Other current assets	649	642
Total current assets	8,305	9,075
Property, plant & equipment, net	3,255	3,415
Goodwill	8,666	8,723
Other intangible assets	2,096	1,893
Other	381	338

Total assets	$22,703	$23,444

Liabilities and Equity
Short-term borrowings and current
maturities of long-term debt	$800	$1,578
Accounts payables	2,243	2,302
Accrued expenses	2,447	2,484
Income taxes	110	170
Total current liabilities	5,600	6,534
Long-term debt	4,352	4,041
Other liabilities	2,428	2,536
Total equity	10,323	10,333

Total liabilities and equity	$22,703	$23,444

-more-

		TABLE 3
EMERSON AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended December 31,
	2010	2011
Operating Activities
Net earnings	$491	$381
Depreciation and amortization	219	204
Changes in operating working capital	(430)	(293)
Other	42	42
Net cash provided by operating activities	322	334

Investing Activities
Capital expenditures	(82)	(130)
Purchases of businesses, net of cash and
equivalents acquired	(39)	—
Other	(16)	(10)
Net cash used in investing activities	(137)	(140)

Financing Activities
Net increase in short-term borrowings	116	666
Principal payments on long-term debt	(30)	(250)
Dividends paid	(261)	(294)
Purchases of treasury stock	(51)	(244)
Other	(55)	(48)
Net cash used in financing activities	(281)	(170)

Effect of exchange rate changes on cash and
equivalents	(3)	—

Increase (decrease) in cash and equivalents	(99)	24

Beginning cash and equivalents	1,592	2,052

Ending cash and equivalents	$1,493	$2,076

-more-

		TABLE 4
EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended December 31,
	2010	2011
Sales
Process Management	$1,542	$1,527
Industrial Automation	1,210	1,229
Network Power	1,669	1,495
Climate Technologies	810	733
Tools and Storage	446	457
	5,677	5,441
Eliminations	(142)	(132)
Net Sales	$5,535	$5,309

Earnings
Process Management	$290	$190
Industrial Automation	185	182
Network Power	182	122
Climate Technologies	123	100
Tools and Storage	93	97
	873	691
Differences in accounting methods	53	49
Corporate and other	(152)	(129)
Interest expense, net	(61)	(58)
Earnings before income taxes	$713	$553

Rationalization of operations
Process Management	$2	$5
Industrial Automation	5	4
Network Power	5	10
Climate Technologies	4	2
Tools and Storage	1	2
	$17	$23

-more-

Table 5

Reconciliations of Non-GAAP Financial Measures
The following reconciles Non-GAAP measures with the most directly comparable GAAP measure (dollars in millions):

Forecast 2012 Net Sales
Underlying Sales (Non-GAAP)	+4% to +6%
Acq./Div./Currency	~(2%)
Net Sales	+2% to +4%

Forecast 2012 Operating Profit
Operating Profit Margin % (Non-GAAP)	~18%
Interest Expense and Other Deductions, Net %	~(2.5%)
Pretax Earnings Margin %	~15.5%

Operating Profit	Q1 2011	Q1 2012
Operating Profit (Non-GAAP)	$852	$701
Operating Profit Margin % (Non-GAAP)	15.4%	13.2%
Other Deductions, Net	78	90
Interest Expense, Net	61	58
Pretax Earnings	$713	$553
Pretax Earnings Margin %	12.9%	10.4%
Cash Flow
Operating Cash Flow	$322	$334
Capital Expenditures	(82)	(130)
Free Cash Flow (Non-GAAP)	$240	$204

###